Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the M Fund, Inc. and to the use of our report dated February 21, 2023 on the financial statements and financial highlights of M Capital Appreciation Fund, M International Equity Fund, M Large Cap Growth Fund, and M Large Cap Value Fund, each a series of shares of beneficial interest in M Fund, Inc. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

April 19, 2024